UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 28, 2014

NEW SOURCE ENERGY PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35809	38-3888132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
914 North Broadway, Suite 230
Oklahoma City, Oklahoma 73102
(405) 272-3028
(Address of Principal Executive Offices, Including Zip Code)
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 28, 2014, the board of directors of New Source Energy GP, LLC (the “Company”), the general partner of New Source Energy Partners L.P. (the “Partnership”), promoted Dikran Tourian, age 37, to President and Chief Operating Officer of the Company. Prior to his appointment, Mr. Tourian served as the Company's President - Oilfield Services Division. Mr. Tourian is also a member of the Company's board of directors.
Mr. Tourian joined the Company in November 2013 in connection with the Partnership’s acquisition of MCE, LP, an oilfield services company specializing in increasing efficiencies and safety in drilling and completing processes that Mr. Tourian co-founded in 2010. Mr. Tourian has founded and sold numerous businesses since 2000, including a sale to Compass Diversified Holdings (NYSE: CODI) in 2007.

On June 26, 2014, the Partnership acquired 100% of the equity interest in MidCentral Completion Services, LLC ("MCCS"), an oilfield services company that specializes in providing services, primarily installation and pressure testing, to oil and natural gas exploration and production companies. Mr. Tourian owned 50% of the equity interest in MCCS prior to its acquisition by the Partnership. As consideration for the acquisition, the Partnership issued 33,646 common units, valued at $23.45 per unit based on the closing price for the Partnership's common units on the date of the acquisition, to the former owners of MCCS. In addition, the former owners of MCCS are entitled to receive additional common units in the second quarter of 2015 based on a specified multiple of the annualized EBITDA of MCCS for the trailing nine month period ending March 31, 2015, less certain adjustments, subject to a $4.5 million cap.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:
99.1    Press release dated October 30, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

New Source Energy Partners L.P.

	By:	New Source Energy GP, LLC, its general partner

Dated: October 30, 2014	By:	/s/ Kristian B. Kos
	Name:	Kristian B. Kos
	Title:	Chairman and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated October 30, 2014